EXHIBIT 21.1

SUBSIDIARIES

Name of company	Place of incorporation/ establishment	Attributable equity interest held
Alphalink Global Limited	British Virgin Islands (“BVI”)	100%
COGO Engineering Services Limited (previously known as “Huameng Engineering Services Limited”) (“Huameng BVI”)	BVI	51.12%
Comloca Technology (Shenzhen) Company Limited (“Comloca”)	People’s Republic of China (“PRC”)	60%
Comtech Broadband Corporation Limited (“Comtech Broadband”)	Hong Kong	55%
Comtech (China) Holding Limited (“Comtech China”)	BVI	100%
Comtech Communication Technology (Shenzhen) Company Limited (“Comtech Communication”)	PRC	100%
Comtech Group	Cayman Islands	100%
Comtech (Hong Kong) Holding Limited (“Comtech Holding”)	BVI	100%
Comtech International (Hong Kong) Limited (“Comtech Hong Kong”)	Hong Kong	100%
Comtech Software Technology (Shenzhen) Company Limited (“Comtech Software”)	PRC	100%
Comtech Wireless Limited (“Comtech Wireless”)	BVI	60%
OAM S.p.A. (“OAM”)	Italy	98.6%
Reliable Group Limited	BVI	100%
Shenzhen Comtech International Limited (“Shenzhen Comtech”)	PRC	100%
Shanghai E&T System Company Limited (“Shanghai E & T”)	PRC	100%
Shenzhen Huameng Software Company Limited (“Huameng PRC”)	PRC	51.12%
Viewtran Technology Limited (“Viewtran Cayman”)	Cayman Islands	100%
Viewtran Technology (Shenzhen) Co., Limited (“Viewtran PRC”)	PRC	100%